Exhibit 99.1

Dollar General Corporation Reports Strong Second Quarter 2019 Financial Results

Raises Financial Guidance for Fiscal Year 2019

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--August 29, 2019--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2019 second quarter (13 weeks) ended August 2, 2019.

  Net Sales Increased 8.4%; Same-Store Sales Increased 4.0%
  Operating Profit Increased 5.9% to $577.8 Million, Adjusted Operating Profit Increased 11.6% to $608.8 Million1
  Diluted Earnings Per Share (“EPS”) Increased 8.6% to $1.65, Adjusted Diluted EPS Increased 14.5% to $1.741
  Cash Flows From Operations of $1.1 Billion
  $267 Million Returned to Shareholders through Share Repurchases and Cash Dividends
  Board of Directors Declares Third Quarter 2019 Cash Dividend of $0.32 per share

1 See Reconciliation of Non-GAAP Financial Measures for reconciliation of Adjusted Operating Profit to Operating Profit and Adjusted Diluted EPS to Diluted EPS; see also “Non-GAAP Disclosure” herein.

“We are pleased with our second-quarter results, driven by strong performance on both the top and bottom lines,” said Todd Vasos, Dollar General’s chief executive officer. “Our results this quarter were fueled by solid execution across many fronts, including category management, merchandise innovation, store operations, and continued progress with our strategic initiatives. In addition, we remained focused on disciplined cost control, which culminated in another quarter of strong earnings growth. Given our first-half performance and expectations for the remainder of the year, we are raising our full-year financial guidance.”

“Overall, we made solid progress on each of our key initiatives and believe we are well positioned to drive continued growth as we move ahead. Importantly, the strength of our second-quarter performance further validates our belief that we are pursuing the right strategies to create meaningful long-term shareholder value.”

Second Quarter 2019 Highlights
Net sales increased 8.4% to $7.0 billion in the second quarter of 2019 compared to $6.4 billion in the second quarter of 2018. This net sales increase included positive sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 4.0% compared to the second quarter of 2018, driven by increases in both average transaction amount and customer traffic. Same-store sales in the second quarter of 2019 included growth in the consumables, seasonal, and home categories, partially offset by a decline in the apparel category.

Gross profit as a percentage of net sales was 30.8% in the second quarter of 2019 compared to 30.6% in the second quarter of 2018, an increase of 13 basis points. This gross profit rate increase was primarily attributable to a reduction in markdowns as a percentage of net sales and higher initial markups on inventory purchases. These factors were partially offset by higher shrink, increased distribution costs, and a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories, and sales of lower margin products comprising a higher proportion of sales within the consumables category.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 22.5% in the second quarter of 2019 compared to 22.2% in the second quarter of 2018, an increase of 32 basis points. This SG&A increase was primarily attributable to expenses of $31.0 million, or 44 basis points, in the 2019 period relating to significant legal matters (the “Significant Legal Expenses”). These results also reflect an increase in expenses for store supplies. These items were partially offset by lower utilities costs as a percentage of net sales and reductions in benefits costs and in workers’ compensation and general liability expenses. Adjusted SG&A as a percentage of net sales, which excludes the impact of the Significant Legal Expenses, was 22.1% in the second quarter of 2019, a decrease of 12 basis points compared to the second quarter of 2018.

Operating profit for the second quarter of 2019 grew 5.9% to $577.8 million compared to $545.5 million in the second quarter of 2018. Adjusted operating profit for the second quarter of 2019, which excludes the impact of the Significant Legal Expenses, grew 11.6% to $608.8 million, compared to $545.5 million in the second quarter of 2018.

The effective income tax rate in the second quarter of 2019 was 22.9% compared to 21.5% in the second quarter of 2018. This higher effective income tax rate was primarily due to an increase in state income taxes resulting from changes in tax law, which was partially offset by greater tax benefits associated with share-based compensation.

The Company reported net income of $426.6 million for the second quarter of 2019 compared to $407.2 million in the second quarter of 2018. Diluted EPS increased 8.6% to $1.65 for the second quarter of 2019 compared to diluted EPS of $1.52 in the second quarter of 2018. Adjusted net income and adjusted diluted EPS for the second quarter of 2019, which exclude the after-tax impact of approximately $24.1 million, or $0.09 per diluted share, from the Significant Legal Expenses, were $450.7 million and $1.74, respectively.

26-Week Period Highlights
For the 26-week period ended August 2, 2019, net sales increased 8.3% to $13.6 billion, compared to $12.6 billion in the comparable 2018 period. This net sales increase included positive sales contributions from new stores and growth in same-store sales, modestly offset by the impact of store closures. Same-store sales increased 3.9% from the 2018 26-week period, driven by increases in both average transaction amount and customer traffic. Same-store sales in the 2019 period included growth in the consumables, seasonal, and home categories, partially offset by a decline in the apparel category.

Gross profit as a percentage of net sales was 30.5% in the 2019 26-week period, compared to 30.6% in the comparable 2018 period, a decrease of five basis points. The gross profit rate decrease in the 2019 period was primarily attributable to increased distribution costs, a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories, and sales of lower margin products comprising a higher proportion of sales within the consumables category. These factors were partially offset by a reduction in markdowns as a percentage of net sales and higher initial markups on inventory purchases.

SG&A as a percentage of net sales was 22.5% in the 2019 26-week period compared to 22.3% in the comparable 2018 period, an increase of 19 basis points. This SG&A increase in the 2019 period as a percentage of net sales was primarily attributable to the Significant Legal Expenses, which were partially offset by lower utilities costs as a percentage of net sales and a reduction in workers’ compensation and general liability expenses. Adjusted SG&A as a percentage of net sales, which excludes the impact of the Significant Legal Expenses, was 22.3% in the 2019 26-week period, a decrease of four basis points compared to 22.3% in the 2018 period.

Operating profit for the 2019 26-week period grew 5.2% to $1.1 billion compared to $1.0 billion in the comparable 2018 period. Adjusted operating profit for the 2019 26-week period, which excludes the impact of the Significant Legal Expenses, grew 8.2% to $1.1 billion, compared to $1.0 billion in the comparable 2018 period.

The effective income tax rate in the 2019 26-week period was 21.9% compared to 21.6% in the comparable 2018 period. This higher effective income tax rate was primarily due to an increase in state income taxes resulting from changes in tax law, which was partially offset by greater tax benefits associated with share-based compensation.

The Company reported net income of $811.6 million for the 2019 26-week period compared to $772.1 million in the comparable 2018 period. Diluted EPS increased 8.7% to $3.13 for the 2019 26-week period compared to diluted EPS of $2.88 in the comparable 2018 period. Adjusted net income and adjusted diluted EPS for the 2019 26-week period, which exclude the after-tax impact of approximately $24.1 million or $0.09 per diluted share, from the Significant Legal Expenses, were $835.7 million and $3.22, respectively.

Merchandise Inventories
As of August 2, 2019, total merchandise inventories, at cost, were $4.4 billion compared to $3.9 billion as of August 3, 2018, an increase of approximately 7.5% on a per-store basis.

Capital Expenditures
Total additions to property and equipment in the 2019 26-week period were $293 million, including approximately: $136 million for improvements, upgrades, remodels, and relocations of existing stores; $68 million for new leased stores, primarily for leasehold improvements, fixtures and equipment; $54 million for distribution and transportation related projects; and $28 million for information systems upgrades and technology-related projects. During the 2019 26-week period, the Company opened 489 new stores, remodeled 653 stores and relocated 46 stores.

Share Repurchases
The Company repurchased approximately $185 million of its common stock, or 1.4 million shares, under its share repurchase program in the second quarter of 2019, at an average price of $136.74 per share. The total remaining authorization for future repurchases was approximately $961 million at the end of the second quarter of 2019. Under the authorization, purchases may be made in the open market or in privately negotiated transactions from time to time subject to market and other conditions. The authorization has no expiration date.

Dividend
On August 28, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.32 per share on the Company’s common stock, payable on or before October 22, 2019 to shareholders of record on October 8, 2019. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2019 Financial Guidance and Store Growth Outlook
For the 52-week fiscal year ending January 31, 2020 (“fiscal year 2019”), the Company is updating its financial guidance issued on March 14, 2019 and reiterated on May 30, 2019. The financial guidance includes the anticipated impact of the increased tariff rates on certain products imported from China, which became effective on May 10, 2019, the increase in tariff rates expected to become effective on October 1, 2019, and the additional tariffs expected to become effective on September 1, 2019 and December 15, 2019. The guidance also assumes that the Company can successfully mitigate, absorb, or otherwise offset the impact of these tariffs. The guidance does not contemplate any additional increases in tariff rates, any expansion of additional products subject to tariffs, or any tariff-related impacts to broader consumer spending.

For fiscal year 2019, the Company now expects the following:

  Net sales growth of approximately 8%, compared to its previous expectation of approximately 7%
  Same-store sales growth in the low-to-mid 3% range, compared to its previous expectation of approximately 2.5%
  Operating profit growth of approximately 5% to 7%, compared to its previous range of approximately 4% to 6%, which did not include the impact of the Significant Legal Expenses
  Adjusted operating profit growth, which excludes the impact of the Significant Legal Expenses, of approximately 6% to 8%2
  Diluted EPS in the range of $6.36 to $6.51, compared to its previous range of $6.30 to $6.50, which did not include the impact of the Significant Legal Expenses
  Adjusted Diluted EPS, which excludes the after-tax impact of the Significant Legal Expenses, in the range of $6.45 to $6.602
  Diluted EPS and Adjusted diluted EPS guidance continue to assume an effective tax rate range of 22.0% to 22.5%

In addition, the Company continues to expect share repurchases of approximately $1.0 billion, and capital expenditures in the range of $775 million to $825 million, including those related to investments in the Company’s strategic initiatives.

The Company is also reiterating its plans to execute approximately 2,075 real estate projects in fiscal year 2019, including 975 new store openings, 1,000 mature store remodels, and 100 store relocations.

2 See Reconciliation of Non-GAAP Financial Measures for reconciliation of Expected Adjusted Operating Profit Growth to Expected Operating Profit Growth and Expected Adjusted Diluted EPS to Expected Diluted EPS; see also “Non-GAAP Disclosure” herein.

Conference Call Information
The Company will hold a conference call on Thursday, August 29, 2019 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 868-1301 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 4981018. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through Wednesday, September 11, 2019, and will be accessible online or by calling (855) 859-2056. The conference ID for the replay is 4981018.

Non-GAAP Disclosure
Adjusted SG&A, adjusted operating profit, adjusted net income and adjusted diluted EPS, and their respective growth metrics, for the 2019 second quarter and 26-week period ended August 2, 2019 have not been derived in accordance with U.S. GAAP, but rather exclude the impact of the Significant Legal Expenses, which are associated with wage and hour and consumer/product certified class action litigation and related matters. In addition, certain components of the Company’s updated Fiscal Year 2019 financial guidance are presented on an adjusted basis, excluding the impact of the Significant Legal Expenses. Due to the nature, infrequency, and financial magnitude of such matters, the Company believes these non-GAAP financial measures provide useful information to investors in assessing the Company’s operating performance as these measures provide an additional relevant comparison of the Company’s operating performance across periods. Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to SG&A, operating profit, net income, diluted EPS or any other measure derived in accordance with GAAP. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported in accordance with GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements
This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, plans and intentions including, but not limited to, statements made within the quotation of Mr. Vasos and in the sections entitled “Fiscal Year 2019 Financial Guidance and Store Growth Outlook,” “Share Repurchases,” and “Dividend.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “assume,” “forecast,” “confident,” “opportunities,” “goal,” “prospect,” “positioned,” “intend,” “committed,” “continue,” ”future,” “long-term,” ”guidance,” “years ahead,” “looking ahead,” “move ahead,” “looking forward,” “going forward,” “focused on,” “subject to,” or “will likely result,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on the Company’s future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  economic factors, including but not limited to employment levels; inflation; higher fuel, energy, health care and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government subsidies such as unemployment and food assistance programs; commodity rates; transportation, lease and insurance costs; wage rates; foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations, and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, and the Company’s SG&A expenses (including real estate costs);
  failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, store formats, digital, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, and technology;
  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new states or metro areas;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, expanded availability of mobile, web-based and other digital technologies, and consolidation;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of information that the Company holds relating to proprietary business information or the Company’s customers, employees and vendors;
  a significant disruption to the Company’s distribution network, to the capacity of the Company’s distribution centers or to the timely receipt of inventory, or delays in constructing or opening new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  product liability, product recall or other product safety or labeling claims;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those relating to environmental compliance, product and food safety, labeling and sales, information security and privacy, labor and employment, employee wages, and consumer protection, as well as tax laws, the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, administrative proceedings, regulatory actions or other litigation;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks, terrorist acts and global political events;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  failure to attract, train and retain qualified employees while controlling labor costs and other labor issues;
  loss of key personnel or inability to hire additional qualified personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate;
  seasonality of the Company’s business;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;
  new accounting guidance or changes in the interpretation or application of existing guidance;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for 80 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 15,836 stores in 44 states as of August 2, 2019. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	August 2	August 3	February 1
	2019	2018	2019
ASSETS
Current assets:
Cash and cash equivalents	$259,568	$265,288	$235,487
Merchandise inventories	4,419,628	3,896,432	4,097,004
Income taxes receivable	61,692	68,353	57,804
Prepaid expenses and other current assets	178,250	287,753	272,725
Total current assets	4,919,138	4,517,826	4,663,020
Net property and equipment	3,020,406	2,857,274	2,970,806
Operating lease assets	8,405,346	-	-
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,200,111	1,200,322	1,200,217
Other assets, net	33,939	29,938	31,406
Total assets	$21,917,529	$12,943,949	$13,204,038

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$555	$1,909	$1,950
Current portion of operating lease liabilities	915,075	-	-
Accounts payable	2,727,079	2,294,996	2,385,469
Accrued expenses and other	666,251	611,389	618,405
Income taxes payable	3,310	7,250	10,033
Total current liabilities	4,312,270	2,915,544	3,015,857
Long-term obligations	2,573,483	2,776,811	2,862,740
Long-term operating lease liabilities	7,480,871	-	-
Deferred income taxes	627,765	569,690	609,687
Other liabilities	173,980	302,962	298,361
Total liabilities	15,168,369	6,565,007	6,786,645

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	224,935	232,340	227,072
Additional paid-in capital	3,292,902	3,222,233	3,252,421
Retained earnings	3,234,944	2,928,064	2,941,107
Accumulated other comprehensive loss	(3,621)	(3,695)	(3,207)
Total shareholders' equity	6,749,160	6,378,942	6,417,393
Total liabilities and shareholders' equity	$21,917,529	$12,943,949	$13,204,038

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	August 2	% of Net	August 3	% of Net
	2019	Sales	2018	Sales
Net sales	$6,981,753	100.00%	$6,443,309	100.00%
Cost of goods sold	4,832,817	69.22	4,468,436	69.35
Gross profit	2,148,936	30.78	1,974,873	30.65
Selling, general and administrative expenses	1,571,161	22.50	1,429,397	22.18
Operating profit	577,775	8.28	545,476	8.47
Interest expense	24,810	0.36	25,451	0.39
Other (income) expense	-	0.00	1,019	0.02
Income before income taxes	552,965	7.92	519,006	8.05
Income tax expense	126,410	1.81	111,769	1.73
Net income	$426,555	6.11%	$407,237	6.32%

Earnings per share:
Basic	$1.65		$1.53
Diluted	$1.65		$1.52
Weighted average shares outstanding:
Basic	257,793		266,457
Diluted	259,102		267,226

	For the 26 Weeks Ended
	August 2	% of Net	August 3	% of Net
	2019	Sales	2018	Sales
Net sales	$13,604,938	100.00%	$12,557,772	100.00%
Cost of goods sold	9,453,726	69.49	8,720,650	69.44
Gross profit	4,151,212	30.51	3,837,122	30.56
Selling, general and administrative expenses	3,061,200	22.50	2,801,462	22.31
Operating profit	1,090,012	8.01	1,035,660	8.25
Interest expense	50,743	0.37	50,224	0.40
Other (income) expense	-	0.00	1,019	0.01
Income before income taxes	1,039,269	7.64	984,417	7.84
Income tax expense	227,701	1.67	212,328	1.69
Net income	$811,568	5.97%	$772,089	6.15%

Earnings per share:
Basic	$3.14		$2.89
Diluted	$3.13		$2.88
Weighted average shares outstanding:
Basic	258,407		267,362
Diluted	259,683		268,180

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 26 Weeks Ended
	August 2	August 3
	2019	2018
Cash flows from operating activities:
Net income	$811,568	$772,089
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	245,908	221,511
Deferred income taxes	8,118	12,500
Loss on debt retirement	-	1,019
Noncash share-based compensation	24,505	21,779
Other noncash (gains) and losses	4,001	12,120
Change in operating assets and liabilities:
Merchandise inventories	(321,085)	(292,934)
Prepaid expenses and other current assets	(8,516)	(25,727)
Accounts payable	323,217	270,862
Accrued expenses and other liabilities	58,614	61,096
Income taxes	(10,611)	43,058
Other	(5,198)	(84)
Net cash provided by (used in) operating activities	1,130,521	1,097,289

Cash flows from investing activities:
Purchases of property and equipment	(293,060)	(370,968)
Proceeds from sales of property and equipment	1,467	1,349
Net cash provided by (used in) investing activities	(291,593)	(369,619)

Cash flows from financing activities:
Issuance of long-term obligations	-	499,495
Repayments of long-term obligations	(525)	(575,664)
Net increase (decrease) in commercial paper outstanding	(280,700)	(149,400)
Costs associated with issuance and retirement of debt	-	(4,384)
Repurchases of common stock	(384,974)	(349,538)
Payments of cash dividends	(165,136)	(154,708)
Other equity and related transactions	16,488	4,376
Net cash provided by (used in) financing activities	(814,847)	(729,823)

Net increase (decrease) in cash and cash equivalents	24,081	(2,153)
Cash and cash equivalents, beginning of period	235,487	267,441
Cash and cash equivalents, end of period	$259,568	$265,288

Supplemental cash flow information:
Cash paid for:
Interest	$50,171	$45,538
Income taxes	$230,075	$155,796
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$847,498	$-
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$82,055	$77,541

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	August 2	August 3
	2019	2018	% Change
Consumables	$5,428,005	$4,988,063	8.8%
Seasonal	854,093	792,513	7.8%
Home products	375,068	345,161	8.7%
Apparel	324,587	317,572	2.2%
Net sales	$6,981,753	$6,443,309	8.4%

	For the 26 Weeks Ended
	August 2	August 3
	2019	2018	% Change
Consumables	$10,641,160	$9,760,451	9.0%
Seasonal	1,591,071	1,483,544	7.2%
Home products	750,781	699,794	7.3%
Apparel	621,926	613,983	1.3%
Net sales	$13,604,938	$12,557,772	8.3%

Store Activity

		For the 26 Weeks Ended
		August 2	August 3
		2019	2018

Beginning store count		15,370	14,534
New store openings		489	510
Store closings		(23)	(29)
Net new stores		466	481
Ending store count		15,836	15,015
Total selling square footage (000's)		117,160	111,210
Growth rate (square footage)		5.4%	7.9%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Selling General and Administrative Expenses, Adjusted Operating Profit,
Adjusted Net Income, and Adjusted Diluted Earnings Per Share
(Unaudited)

(in millions, except per share amounts)

	For the Quarter Ended
	August 2		August 3
	2019	% Net Sales	2018	% Net Sales	bps Change	% Change

Net Sales	$6,981.8		$6,443.3

Selling, general and administrative expenses	$1,571.2	22.50	$1,429.4	22.18	0.32	9.9
Significant Legal Expenses	(31.0)	(0.44)	-	-	(0.44)
Adjusted selling, general and administrative expenses	$1,540.2	22.06	$1,429.4	22.18	(0.12)	7.8

Operating profit	$577.8	8.28	$545.5	8.47	(0.19)	5.9
Significant Legal Expenses	31.0	0.44	-	-	0.44
Adjusted operating profit	$608.8	8.72	$545.5	8.47	0.25	11.6

Net income	$426.6	6.11	$407.2	6.32	(0.21)	4.7

Significant Legal Expenses	31.0	0.44	-	-	0.44
Deferred tax benefit of Significant Legal Expenses	(6.9)	(0.10)	-	-	(0.10)
Significant Legal Expenses net of deferred tax benefit	24.1	0.35	-	-	0.35

Adjusted net income	$450.7	6.46	$407.2	6.32	0.14	10.7

Diluted earnings per share:
As reported	$1.65		$1.52			8.6
After-tax impact of Significant Legal Expenses	$0.09		$-
Adjusted	$1.74		$1.52			14.5

Weighted average diluted shares outstanding:	259.1		267.2

	For the 26 Weeks Ended
	August 2		August 3
	2019	% Net Sales	2018	% Net Sales	bps Change	% Change

Net sales	$13,604.9		$12,557.8

Selling, general and administrative expenses	$3,061.2	22.50	$2,801.5	22.31	0.19	9.3
Significant Legal Expenses	(31.0)	(0.23)	-	-	(0.23)
Adjusted selling, general and administrative expenses	$3,030.2	22.27	$2,801.5	22.31	(0.04)	8.2

Operating profit	$1,090.0	8.01	$1,035.7	8.25	(0.24)	5.2
Significant Legal Expenses	31.0	0.23	-	-	0.23
Adjusted operating profit	$1,121.0	8.24	$1,035.7	8.25	(0.01)	8.2

Net income	$811.6	5.97	$772.1	6.15	(0.18)	5.1

Significant Legal Expenses	31.0	0.23	-	-	0.23
Deferred tax benefit of Significant Legal Expenses	(6.9)	(0.05)	-	-	(0.05)
Significant Legal Expenses net of deferred tax benefit	24.1	0.18	-	-	0.18

Adjusted net income	$835.7	6.14	$772.1	6.15	(0.01)	8.2

Diluted earnings per share:
As reported	$3.13		$2.88			8.7
After-tax impact of Significant Legal Expenses	$0.09		$-
Adjusted	$3.22		$2.88			11.8

Weighted average diluted shares outstanding:	259.7		268.2

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Operating Profit Growth and Adjusted Diluted Earnings Per Share
(Unaudited)

For the Year Ended
January 31, 2020

	Low End	High End
Expected operating profit growth	5%	7%
Impact of Significant Legal Expenses	1%	1%
Expected adjusted operating profit growth	6%	8%

	Low End	High End
Expected diluted earnings per share	$6.36	$6.51
After-tax impact of Significant Legal Expenses	0.09	0.09
Expected adjusted diluted earnings per share	$6.45	$6.60

Contacts

Investor Contacts:
Donny Lau (615) 855-5529
Kevin Walker (615) 855-4954

Media Contact:
Crystal Ghassemi (615) 855-5210